Exhibit 99.1

Contact: Annie Leschin/Barry Hutton

StreetSmart Investor Relations

415-775-1788

For Immediate Release                                                                                                                                                                                              or

Donald A. French

UQM Technologies, Inc.

303-682-4918

UQM Technologies Appoints David I. Rosenthal Chief Financial Officer

LONGMONT, COLORADO, MAY 1, 2013 – UQM Technologies, Inc. (NYSE MKT: UQM) announced today that it has appointed David I. Rosenthal as Treasurer and Chief Financial Officer. Mr. Rosenthal has extensive finance and accounting experience in senior leadership roles across a variety of industries during his 30+ year career.

"We are excited to have such an experienced Chief Financial Officer join our leadership team," said Eric R. Ridenour, UQM President and Chief Executive Officer. "His extensive background as a CFO for both publicly-traded and private-equity backed companies brings a wealth of financial expertise that should prove invaluable to UQM as we strive to take the company to the next level."

In his new role, Mr. Rosenthal will lead Accounting, Finance, Investor Relations and Human Resources.

Mr. Rosenthal was a director and served as Interim President and Chief Executive Officer of Cyanotech Corporation, a publicly-traded manufacturer of nutritional supplement products. Prior to that Mr. Rosenthal served as Chief Financial Officer for Sanz, Inc. and Hickory Farms, portfolio companies of the private-equity firm Sun Capital Partners. Earlier in his career, Mr. Rosenthal served as the Chief Financial Officer of publicly-traded companies including Spectralink Corporation, Startek, Inc., Celestial Seasonings and Hauser, Inc.

Mr. Rosenthal is a Certified Public Accountant and holds an MBA from California State University and a Bachelor's Degree in Business Administration from the University of California, Berkeley. Mr. Rosenthal will replace Donald A. French, who is retiring after 25 years as the Company's Chief Financial Officer.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, commercial truck, bus, marine and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is located in Longmont, Colorado. Please visit www.uqm.com for more information.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, future orders to be received, future financial results and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed January 31, 2013, which is available through our website at www.uqm.com or at www.sec.gov.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901